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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information

constituting part of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated

February 13, 1997, relating to the financial statements and financial highlights of SunAmerica Series Trust, which appears in such Statement of Additional

Information. We also consent to the references to us under the heading "General

Information -Independent Accountants" in such Statement of Additional

Information and to the references to us under the headings "Financial

Highlights" and "Independent Accountants" in such Prospectus.

/s/Price Waterhouse
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
July 17, 1997